UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 18, 2005

Q Comm International, Inc.
(Exact name of registrant as specified in its charter)

Utah
(State or other jurisdiction of incorporation)

001-31718	87-0674277
(Commission File Number)	(IRS Employer Identification No.)

510 East Technology Avenue, Building C Orem, Utah	84097
(Address of principal executive offices)	(Zip Code)

(801) 226-4222
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On August 18, 2005, Q Comm International, Inc., (“Q Comm” or “Company”) and Mark Robinson, Q Comm’s chief financial officer, executed an Employment Agreement (the “Employment Agreement”). The Employment Agreement provides for employment as Chief Financial Officer beginning July 1, 2005 through December 6, 2006. If the Company terminates the Employment Agreement "without cause" or if Mr. Robinson terminates employment for "good reason" (as defined in the Employment Agreement), Mr. Robinson is entitled to the base compensation and any target cash bonus he would have been entitled to receive had termination not occurred. Under the Employment Agreement, Mr. Robinson will be subject to certain non-compete restrictions for twenty-four months following termination of employment. The Employment Agreement also provides for the issuance of stock options covering 60,000 of the Company's common stock. The options were issued on August 18, 2005 and have an exercise price of $3.30 per share and a termination date of August 18, 2015.

The foregoing is a summary of the terms of the Employment Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.19.

Item 5.02(b). Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

See Item 1.01 above for a description of an Employment Agreement entered into between Q Comm International, Inc. and Mark Robinson.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits	Exhibit Number	Description
		10.19	Employment Agreement entered into between Q Comm International, Inc. and Mark Robinson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 22, 2005	Q Comm International, Inc.

/s/ Mark W. Robinson

Mark W. Robinson
Chief Financial Officer